Exhibit 99.1

NEWS RELEASE

RANGE ANNOUNCES SECOND QUARTER 2016 RESULTS

FORT WORTH, TEXAS, JULY 26, 2016 RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its second quarter financial results.

Highlights –

•	Announced pending merger with Memorial Resource Development Corp.
•

Second quarter company production averaged 1,421 net Mmcfe per day, up 4% from the prior-year quarter, with Marcellus production averaging a record 1,379 net Mmcfe per day, up 16% from the prior-year quarter

•	Unit costs reduced by 8%, or $0.24 per mcfe, compared to prior-year quarter
•	Total debt at lowest level since May 2012
•	Completed the sale of central Oklahoma properties for $77.7 million

Commenting, Jeff Ventura, the Company’s CEO said, “Range continues to perform at a high level operationally. Our Marcellus assets continue to deliver excellent results, as drilling and completion activities become more efficient, and recoveries are increasing as we drill longer laterals. We are encouraged by the recent improvement in commodity prices, particularly natural gas and natural gas liquids.  Range is well positioned to take advantage of an improving price environment with an industry-leading inventory of high-quality drilling opportunities, a diversified portfolio of transportation alternatives for our products, and an existing footprint of over 200 well pads in Appalachia.  The existing pad inventory will allow Range to reduce costs and increase efficiencies for future development and, importantly, speed the pace of development when warranted, as much of the required infrastructure is already in place.

The proposed merger with Memorial is on track, with closing estimated to occur late in the third quarter.  We look forward to integrating the Range and Memorial teams, combining two of the most prolific, high-quality natural gas plays in North America.”

Financial Discussion

Except for generally accepted accounting principles (“GAAP”) reported amounts, specific expense categories exclude non-cash impairments, unrealized mark-to-market gain or loss on derivatives, non-cash stock compensation and other items shown separately on the attached tables.  “Unit costs” as used in this release are composed of direct operating, transportation, gathering and compression, production and ad valorem taxes, general and administrative, interest and depletion, depreciation and amortization costs divided by production.  See “Non-GAAP Financial Measures” for a definition of each of the non-GAAP financial measures and the tables that reconcile each of the non-GAAP measures to their most directly comparable GAAP financial measure.

Asset Sales

On May 20, 2016, Range closed on the sale of approximately 9,200 net acres with net production of 5 Mmcfe per day from 200 wells located in central Oklahoma for $77.7 million.  Following the closing of this sale, the Company owns approximately 19,000 net acres in central Oklahoma.  The retained acreage, which is primarily held by production, is in the northern extension of the STACK play and includes Osage and other reservoir targets.  Drilling activity has increased near the area and the Company is monitoring industry activity.

Second Quarter 2016

GAAP revenues for the second quarter 2016 totaled $102 million (a 58% decrease compared to second quarter 2015).  GAAP net cash provided from operating activities including changes in working capital was $82 million (a 48% decrease as compared to second quarter 2015) and GAAP earnings were a loss of $225 million ($1.35 loss per diluted share) versus a loss of $119 million ($0.71 per diluted share) in the prior-year quarter.  Second quarter

2016 included a $163 million derivative loss due to increased commodity prices, compared to a $35 million loss in 2015 and deferred compensation plan expense of $26 million, due to the increase in Range’s stock price during the quarter, compared to a $7 million gain in the prior-year quarter.

Non-GAAP revenues for second quarter 2016 totaled $363 million (a 10% decrease compared to second quarter 2015), cash flow from operations before changes in working capital, a non-GAAP measure, was $93 million compared to $161 million in second quarter 2015.  Adjusted net income comparable to analysts’ estimates, a non-GAAP measure, was a loss of $23 million ($0.14 loss per diluted share) for the second quarter 2016 compared to earnings of $2.2 million ($0.01 per diluted share) in the prior-year quarter.  The Company’s total unit costs decreased by $0.24 per mcfe, or 8%, compared to the prior-year quarter, as shown below:

Expenses	2Q 2016 (per mcfe)	2Q 2015 (per mcfe)	Increase (Decrease)

Direct operating	$0.15	$0.27	$(44%)
Transportation, gathering compression	1.06	0.76	39%
Production and ad valorem taxes	0.05	0.07	(29%)
General and administrative	0.23	0.30	(23%)
Interest expense	0.29	0.35	(17%)
Total cash unit costs (a)	1.79	1.75	2%
Depletion, depreciation amortization	0.95	1.22	(22%)
Total unit costs (a)	$2.73	$2.97	$(8%)

(a) Totals may not add due to rounding.

Second quarter 2016 natural gas, NGLs and oil price realizations (including the impact of cash-settled hedges and derivative settlements which correspond to analysts’ estimates) averaged $2.50 per mcfe, a 19% decrease from the prior-year quarter.  Additional detail on commodity price realizations can be found in the Supplemental Tables provided on the Company’s website.

•

Production and realized prices, including hedging settlements, by each commodity for second quarter 2016 were:  natural gas – 912 Mmcf per day ($2.52 per mcf), NGLs – 75,450 barrels per day ($11.57 per barrel) and crude oil and condensate – 9,336 barrels per day ($40.48 per barrel).  Total second quarter production was 1,421 Mmcfe per day ($2.50 per mcfe).

•

The second quarter average natural gas price, before hedging settlements, was $1.50 per mcf as compared to $1.96 per mcf in the prior-year quarter.  NYMEX natural gas financial hedges increased realizations $1.05 per mcf in the second quarter 2016.  The average Company natural gas price differential including the impact of basis hedges for the second quarter improved to ($0.48) per mcf compared to ($0.66) per mcf in the prior-year quarter, as a result of increased capacity to better markets.

•

Total NGL pricing per barrel including ethane and processing expenses before hedging settlements improved to 24% of WTI ($10.70 per barrel) compared to 14% of WTI ($8.02 per barrel) in the prior-year quarter as a result of increased NGL capacity to better markets, mainly due to Mariner East.  Hedging increased NGL prices by $0.88 per barrel in the second quarter.

•

Crude oil and condensate price realizations, before realized hedges, for the second quarter averaged $31.74 per barrel, or $13.58 below WTI, compared to $16.17 below WTI in the prior-year quarter.  Hedging added $8.74 per barrel in the second quarter.

Capital Expenditures

Second quarter 2016 drilling expenditures of $120 million funded the drilling of 28 (26 net) wells.  A 100% success rate was achieved.  In addition, during the quarter, $3.5 million was incurred on acreage purchases, $6.4 million on exploration expense, and $0.2 million on gas gathering systems.  Range is on target with its $495 million capital budget for 2016.  The Company expects to average three rigs running for the second half of 2016.

Operational Discussion

Range has updated its investor presentation with second quarter financial and operational results.  Please see www.rangeresources.com under the Investors tab, “Company Presentations” area, for the presentation entitled, “Company Presentation – July 26, 2016.”

Marcellus Shale

Production for the second quarter averaged 1,379 net Mmcfe per day, a 16% increase over the prior-year quarter.  The Southern Marcellus Shale Division averaged 1,192 net Mmcfe per day during the quarter, a 24% increase over the prior-year quarter.  The Northern Marcellus Shale Division averaged 188 net Mmcf per day during the quarter, a 19% decrease over the prior-year quarter.

The table below summarizes second quarter activity and the number of wells expected to be turned to sales for the remainder of 2016:

Area	Wells to sales First half 2016	Remaining 2016 Wells to sales	Planned Total Wells to sales in 2016
Super-Rich	10	3	13
Wet	16	15	31
Dry - SW	32	17	49
Dry - NE	12	7	19
Total Marcellus/Utica	70	42	112

The Southern Marcellus Shale Division continues to drill and complete outstanding wells, with impressive EUR’s on both a total and normalized basis, with costs being driven lower.  The examples below represent recent wells brought on line that continue to perform well.

1.

In the southwest dry area, a five well pad brought on line in April is expected to have an EUR of approximately 22 Bcf per well, or over 3 Bcf per 1,000 lateral feet, at a cost of approximately $5.3 million.

2.

In the wet area, a four well pad brought on line at the end of last year is now expected to have an EUR of approximately 28 Bcfe per well, or 4 Bcfe per 1,000 lateral feet.  A well in this area is expected to cost approximately $5.8 million.

3.

In the super rich area, 2 pads with a total of 10 wells brought on line in the first quarter are expected to have an EUR of approximately 14 Bcfe per well, or 2.8 Bcfe per 1,000 feet, with a cost of approximately $4.8 million.

Operational efficiency gains continued in the second quarter.  The division completed 1,067 stages, averaging over 7.8 stages per day per crew, which is a 23% improvement compared to the prior-year quarter.  Also, Range drilled 6% more lateral feet per day per rig, with a 27% reduction in drilling cost per lateral foot, when compared to the prior-year quarter.  Capital costs for surface facilities and equipment in 2016 are expected to be 23% lower than 2015 as a result of design improvements, reduced labor and equipment costs, plus redeployment of existing equipment.  Logistical improvements in water handling have resulted in annual savings of over $18 million. These and other efficiencies have driven Range’s normalized (per 1,000 feet of lateral) well costs, including surface facility costs, to among the lowest of other Marcellus peers, as shown in the latest Company presentation.

Range’s current inventory of lightly drilled well pads now stands at over 200 pads with infrastructure in place that will significantly shorten cycle time.  In addition, Range has now obtained permits for drilling 42 of the potential laterals on several of these pads.

With surface facilities construction complete, Range has recently brought on line its third dry gas Utica well in southwest Pennsylvania and is currently conducting flow tests.  Early data continues to indicate this well is more productive compared to the Company’s first two Utica wells, and was drilled and completed with lower cost.  While results from the Company’s dry Utica wells are encouraging, Range will continue to monitor results from its three wells, plus wells from other operators in the area, while focusing capital on its prolific Marcellus acreage position that has been de-risked by thousands of wells, some with up to 10 years of production history.  Range has approximately 400,000 acres in southwest Pennsylvania which it considers prospective for Utica development.

Marcellus Shale Marketing and Transportation

Range continues to add capacity to markets outside of Appalachia.  The Company will add 150,000 mcf per day of firm capacity on the Spectra Gulf Markets project, expected to be in-service during the fourth quarter of this year, and an additional 300,000 mcf per day on the Columbia Leach/Rayne Express project, expected to be in-service by the end of 2017.  Both of these projects take Range gas to the Gulf Coast, where demand is increasing, resulting in an expected improvement in natural gas price realizations.    With Mariner East now fully operational, Range is marketing propane globally out of Marcus Hook and realizing prices above Mont Belvieu.  In addition, Range recently signed new condensate sales agreements which will improve condensate prices in the second half of 2016.  With these marketing arrangements in place, we anticipate improved realized prices for all products.

Guidance

Production per day Guidance

Production for the entire 2016 year remains at the high-end of previous guidance to average 1,410 to 1,420 Mmcfe per day after all announced asset sales.  Production for the third quarter of 2016 is expected to be approximately 1,430 Mmcfe per day with 32% to 35% liquids.

Third Quarter 2016 Expense Guidance

Direct operating expense:	$0.18 — $0.19 per mcfe
Transportation, gathering and compression expense:	$1.05 — $1.06 per mcfe
Production tax expense:	$0.05 — $0.06 per mcfe
Exploration expense:	$ 5.0 — $7.0 million
Unproved property impairment expense:	$ 8.0 — $10.0 million
G&A expense:	$0.22 — $0.24 per mcfe
Interest expense:	$0.29 — $0.30 per mcfe
DD&A expense:	$0.95 — $0.96 per mcfe
Net Brokered Gas Marketing Expense:	~$3.0 million

2016 Annual Differential Guidance

Based on current market pricing indications, Range would expect to average the following pre-hedge differentials for its 2016 production.

Natural Gas:	NYMEX minus $0.40 - $0.45
Natural Gas Liquids (including ethane):	23% - 25% of WTI
Oil/Condensate:	WTI minus $12

Hedging Status

Range hedges portions of its expected future production volumes to increase the predictability of cash flow.  Range currently has over 80% of its expected third and fourth quarter 2016 natural gas production hedged at a weighted average floor price of $3.22 per mcf.  Range has over 30% of its expected 2017 gas production hedged at an average floor price of $2.94.  Similarly, Range has hedged approximately 70% of its third and fourth quarter 2016 projected crude oil production at a floor price of $58.40 and approximately 60% of its composite NGL production.  Please see Range’s detailed hedging schedule posted at the end of the financial tables below and on its website at www.rangeresources.com.

Range has hedged Marcellus and other basis differentials covering 64,125,000 Mmbtu per day for July 2016 through December 2017.  The fair value of the basis hedges based upon future strip prices as of June 30, 2016 was a loss of $3.8 million.

Range has also hedged the premium spread between the Mont Belvieu propane index and the respective European and Asian propane market indexes on approximately 30% of anticipated LPG sales through December 2017.  The fair value of these hedges based upon future strip prices as of June 30, 2016 was a gain of $4.0 million.

Conference Call and Webcast Information

A conference call to review the financial results is scheduled on Wednesday, July 27 at 9:00 a.m. ET. To participate in the call, please dial 877-407-0778 and ask for the Range Resources second quarter 2016 financial results conference call. A replay of the call will be available through August 27. To access the phone replay dial 877-660-6853. The conference ID is 13639393. A simultaneous webcast of the call may be accessed at www.rangeresources.com. The webcast will be archived for replay on the Company's website until August 27.

Non-GAAP Financial Measures

Adjusted net income or loss comparable to analysts’ estimates as set forth in this release represents income or loss before income taxes adjusted for certain non-cash items (detailed in the accompanying table) less income taxes.  We believe adjusted net income comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions and evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Diluted earnings per share (adjusted) as set forth in this release represents adjusted net income comparable to analysts’ estimates on a diluted per share basis.  A table is included which reconciles income or loss to adjusted net income (loss) comparable to analysts’ estimates and diluted earnings per share (adjusted).  On its website, the Company provides additional comparative information on prior periods along with non-GAAP revenue disclosures.

Cash flow from operations before changes in working capital (sometimes referred to as “adjusted cash flow”) as defined in this release represents net cash provided from operating activities before changes in working capital and exploration expense adjusted for certain non-cash compensation items.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.  A table is included which reconciles Net cash from operating activities to Cash flow from operations before changes in working capital as used in this release.  On its website, the Company provides additional comparative information on prior periods for cash flow, cash margins and non-GAAP earnings as used in this release.

The cash prices realized for oil and natural gas production including the amounts realized on cash-settled derivatives and net of transportation, gathering and compression expense is a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Due to the GAAP disclosures of various derivative transactions and third-party transportation, gathering and compression expense, such information is now reported in various lines of the statement of operations.  The Company believes that it is important to furnish a table reflecting the details of the various components of each statement of operations line to better inform the reader of the details of each amount and provide a summary of the realized cash-settled amounts and third-party transportation, gathering and compression expense which historically were reported as natural gas, NGLs and oil sales.  This information is intended to bridge the gap between various readers’ understanding and fully disclose the information needed.

The Company discloses in this release the detailed components of many of the single-line items shown in the GAAP financial statements included in the Company’s Quarterly Report on Form 10-Q.  The Company believes that it is important to furnish this detail of the various components comprising each line of the Statements of Operations to better inform the reader of the details of each amount, the changes between periods and the effect on its financial results.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in stacked-pay projects in the Appalachian Basin. The Company is headquartered in Fort Worth, Texas.  More information about Range can be found at www.rangeresources.com.

MEMORIAL RESOURCE DEVELOPMENT CORP. (NASDAQ: MRD) is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in North Louisiana. For more information about MRD, please visit MRD’s website at www.memorialrd.com.

Important Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication is being made in respect of the proposed merger transaction involving Range and MRD.

In connection with the proposed transaction, Range has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (333-211994) on June 13, 2016, as amended by Amendment No. 1 thereto as filed with the SEC on July 14, 2016, that includes a joint proxy statement of Range and MRD and also constitutes a prospectus of Range. Each of Range and MRD also plan to file other relevant documents with the SEC regarding the proposed transactions. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. The definitive joint proxy statement/prospectus(es) for Range and/or MRD will be mailed to shareholders of Range and/or MRD, as applicable.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS OF RANGE AND/OR MRD ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the joint proxy statement/prospectus, any amendments or supplements thereto and other documents containing important information about Range and MRD, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Range will be available free of charge on Range’s website at http://www.rangeresources.com/ under the heading “Investors” or by contacting Range’s Investor Relations Department by email at lsando@rangeresources.com, damend@rangeresources.com, mfreeman@rangeresources.com, or by phone at 817-869-4267. Copies of the documents filed with the SEC by MRD will be available free of charge on MRD’s website at http://www.memorialrd.com under the heading “Investor Relations” or by phone at 713-588-8339.

Participants in the Solicitation

Range, MRD and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of MRD is set forth in its proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on April 1, 2016. Information about the directors and executive officers of Range is set forth in its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 8, 2016. These documents can be obtained free of charge from the sources indicated above.

Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions. Investors may obtain free copies of these documents from Range or MRD using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of federal securities laws, including within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Range’s and MRD’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” ““plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding the expected timetable for completing the proposed transaction, benefits and synergies of the proposed transaction, costs and other anticipated financial impacts of the proposed transaction; the combined company’s plans, objectives, future opportunities for the combined company and products, future financial performance and operating results and any other statements regarding Range’s and MRD’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. Furthermore, the statements relating to the proposed transaction are subject to numerous risks and uncertainties, many of which are beyond Range’s or MRD’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required votes of Range’s or MRD’s shareholders; the timing to consummate the proposed transaction; satisfaction of the conditions to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction otherwise does not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of Range and MRD; the effects of the business combination of Range and MRD, including the combined company’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; expected synergies and other benefits from the proposed transaction and the ability of Range to realize such synergies and other benefits; expectations regarding regulatory approval of the transaction; results of litigation, settlements and investigations; and actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; weather-related issues; changes in capital spending by customers; delays or failures by customers to make payments owed to us; impairment of oil and natural gas properties; structural changes in the oil and natural gas industry; and maintaining a highly skilled workforce. Range’s and MRD’s respective reports on Form 10-K for the year ended December 31, 2015, Form 10-Q for the quarter ended March 31, 2016 and June 30, 2016, recent Current Reports on Form 8-K, and other SEC filings, including the registration statement on Form S-4, as amended, that includes a joint proxy statement of Range and MRD and constitutes a prospectus of Range, discuss some of the important risk factors identified that may affect these factors and Range’s and MRD’s respective business, results of operations and financial condition. Range and MRD undertake no obligation to revise or update publicly any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

2016-12

SOURCE:  Range Resources Corporation

Investor Contacts:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

David Amend, Investor Relations Manager

817-869-4266

damend@rangeresources.com

Michael Freeman, Senior Financial Analyst

817-869-4264

mfreeman@rangeresources.com

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

mpitzarella@rangeresources.com

www.rangeresources.com

RANGE RESOURCES CORPORATION

STATEMENTS OF OPERATIONS
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	%	2016	2015	%

Revenues and other income:
Natural gas, NGLs and oil sales (a)	$224,606	$258,053		$434,093	$583,536
Derivative fair value (loss)/income	(162,798)	(34,791)		(75,890)	88,048
Brokered natural gas, marketing and other (b)	39,473	21,248		74,331	35,681
ARO settlement (loss) gain (b)	(6)	30		(8)	28
Other (b)	522	61		684	115
Total revenues and other income	101,797	244,601	-58%	433,210	707,408	-39%

Costs and expenses:
Direct operating	19,975	34,126		43,441	70,377
Direct operating – non-cash stock-based compensation (c)	696	654		1,284	1,540
Transportation, gathering and compression	136,844	95,198		262,107	184,624
Production and ad valorem taxes	6,049	9,242		11,936	19,170
Brokered natural gas and marketing	40,547	26,412		76,589	47,468
Brokered natural gas and marketing – non-cash stock-based compensation (c)	378	619		894	1,125
Exploration	6,414	4,274		10,637	11,428
Exploration – non-cash stock-based compensation (c)	371	751		1,061	1,483
Abandonment and impairment of unproved properties	7,059	12,330		17,687	23,821
General and administrative	29,968	37,113		58,391	73,776
General and administrative – non-cash stock-based compensation (c)	15,443	15,953		26,556	27,033
General and administrative – lawsuit settlements	403	398		1,324	734
General and administrative – bad debt expense	250	—		450	250
General and administrative – legal contingency	—	2,500		—	2,500
Memorial merger expenses	2,621	—		2,621	—
Termination costs	5	(17)		167	4,646
Termination costs – non-cash stock-based compensation (c)	—	434		—	1,721
Deferred compensation plan (d)	25,746	(7,282)		41,802	(12,906)
Interest expense	37,758	43,479		75,497	82,686
Depletion, depreciation and amortization	122,390	151,895		242,951	299,185
Impairment of proved properties and other assets	—	—		43,040	—
Loss (gain) on sale of assets	3,304	(2,909)		4,947	(2,734)
Total costs and expenses	456,221	425,170	7%	923,382	837,927	10%

Loss before income taxes	(354,424)	(180,569)	-96%	(490,172)	(130,519)	-276%

Income tax benefit:
Current	—	—		—	—
Deferred	(129,488)	(61,975)		(173,526)	(39,609)
	(129,488)	(61,975)		(173,526)	(39,609)

Net loss	$(224,936)	$(118,594)	-90%	$(316,646)	$(90,910)	-248%

Net Loss Per Common Share:
Basic	$(1.35)	$(0.71)		$(1.90)	$(0.55)
Diluted	$(1.35)	$(0.71)		$(1.90)	$(0.55)

Weighted average common shares outstanding, as reported:
Basic	167,126	166,421		166,964	166,230
Diluted	167,126	166,421		166,964	166,230

(a) See separate natural gas, NGLs and oil sales information table.

(b) Included in Brokered natural gas, marketing and other revenues in the 10-Q.

(c) Costs associated with stock compensation and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(d) Reflects the change in market value of the vested Company stock held in the deferred compensation plan.

RANGE RESOURCES CORPORATION

BALANCE SHEETS
(In thousands)
	June 30,	December 31,
	2016	2015
	(Unaudited)	(Audited)
Assets
Current assets	$102,462	$157,530
Derivative assets	44,063	288,762
Natural gas and oil properties, successful efforts method	6,140,653	6,361,305
Transportation and field assets	16,489	19,455
Other	76,512	72,979
	$6,380,179	$6,900,031

Liabilities and Stockholders’ Equity
Current liabilities	$303,893	$335,513
Asset retirement obligations	15,071	15,071
Derivative liabilities	20,649	1,136

Bank debt	—	86,427
Senior notes	738,616	738,101
Senior subordinated notes	1,828,345	1,826,775
Total debt	2,566,961	2,651,303

Deferred tax liability	606,482	777,947
Derivative liabilities	19,243	21
Deferred compensation liability	127,090	104,792
Asset retirement obligations and other liabilities	255,863	254,590

Common stock and retained earnings	2,466,660	2,761,903
Common stock held in treasury stock	(1,733)	(2,245)
Total stockholders’ equity	2,464,927	2,759,658
	$6,380,179	$6,900,031

RECONCILIATION OF TOTAL REVENUES AND OTHER INCOME TO TOTAL REVENUE EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands)
	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	%	2016	2015	%

Total revenues and other income, as reported	$101,797	$244,601	-58%	$433,210	$707,408	-39%
Adjustment for certain special items:
Total change in fair value related to derivatives prior to settlement (gain) loss	260,876	160,017		283,434	134,668
ARO settlement loss (gain)	6	(30)		8	(28)
Total revenues, as adjusted, non-GAAP	$362,679	$404,588	-10%	$716,652	$842,048	-15%

RANGE RESOURCES CORPORATION

CASH FLOWS FROM OPERATING ACTIVITIES
(Unaudited in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net loss	$(224,936)	$(118,594)	$(316,646)	$(90,910)
Adjustments to reconcile net cash provided from continuing operations:
Deferred income tax benefit	(129,488)	(61,975)	(173,526)	(39,609)
Depletion, depreciation, amortization and impairment	122,390	151,895	285,991	299,185
Exploration dry hole costs	—	3	—	106
Abandonment and impairment of unproved properties	7,059	12,330	17,687	23,821
Derivative fair value loss (income)	162,798	34,791	75,890	(88,048)
Cash settlements on derivative financial instruments that do not qualify for hedge accounting	98,078	125,226	207,544	222,716
Allowance for bad debts	250	—	450	250
Amortization of deferred issuance costs, loss on extinguishment of debt, and other	1,730	1,732	3,437	3,090
Deferred and stock-based compensation	42,590	10,574	71,718	19,792
Loss (gain) on sale of assets and other	3,304	(2,909)	4,947	(2,734)

Changes in working capital:
Accounts receivable	23,203	19,260	41,955	73,695
Inventory and other	5,167	(2,677)	10,500	(3,749)
Accounts payable	(31,116)	(3,606)	(19,194)	3,492
Accrued liabilities and other	1,151	(6,546)	(41,149)	(50,955)
Net changes in working capital	(1,595)	6,431	(7,888)	22,483
Net cash provided from operating activities	$82,180	$159,504	$169,604	$370,142

RECONCILIATION OF NET CASH PROVIDED FROM OPERATING ACTIVITIES, AS REPORTED, TO CASH FLOW FROM OPERATIONS BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net cash provided from operating activities, as reported	$82,180	$159,504	$169,604	$370,142
Net changes in working capital	1,595	(6,431)	7,888	(22,483)
Exploration expense	6,414	4,271	10,637	11,322
Lawsuit settlements	403	398	1,324	734
Legal contingency	—	2,500	—	2,500
Memorial merger expenses	2,621	—	2,621	—
Termination costs	5	(17)	167	4,646
Non-cash compensation adjustment	126	693	42	590
Cash flow from operations before changes in working capital – non-GAAP measure	$93,344	$160,918	$192,283	$367,451

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Basic:
Weighted average shares outstanding	169,907	169,199	169,745	169,030
Stock held by deferred compensation plan	(2,781)	(2,778)	(2,781)	(2,800)
Adjusted basic	167,126	166,421	166,964	166,230

Dilutive:
Weighted average shares outstanding	169,907	169,199	169,745	169,030
Dilutive stock options under treasury method	(2,781)	(2,778)	(2,781)	(2,800)
Adjusted dilutive	167,126	166,421	166,964	166,230

RANGE RESOURCES CORPORATION

RECONCILIATION OF NATURAL GAS, NGLs AND OIL SALES AND DERIVATIVE FAIR VALUE INCOME (LOSS) TO CALCULATED CASH REALIZED NATURAL GAS, NGLs AND OIL PRICES WITH AND WITHOUT THIRD PARTY TRANSPORTATION, GATHERING AND COMPRESSION FEES, a non-GAAP measure

(Unaudited, in thousands, except per unit data)
	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	%	2016	2015	%
Natural gas, NGL and oil sales components:
Natural gas sales	$124,187	$171,664		$266,622	$400,404
NGL sales	73,456	40,945		123,618	100,756
Oil sales	26,963	45,444		43,853	82,376
Total oil and gas sales, as reported	$224,606	$258,053	-13%	$434,093	$583,536	-26%

Derivative fair value (loss) income, as reported:	$(162,798)	$(34,791)		$(75,890)	$88,048
Cash settlements on derivative financial instruments – (gain) loss:
Natural gas	(84,648)	(87,059)		(170,163)	(142,928)
NGLs	(6,003)	(9,966)		(16,881)	(15,561)
Crude Oil	(7,427)	(28,201)		(20,500)	(64,227)
Total change in fair value related to derivatives prior to settlement, a non-GAAP measure	$(260,876)	$(160,017)		$(283,434)	$(134,668)

Transportation, gathering and compression components:
Natural gas	$96,298	$83,331		$188,890	$159,858
NGLs	40,546	11,867		73,217	24,766
Total transportation, gathering and compression, as reported	$136,844	$95,198		$262,107	$184,624

Natural gas, NGL and oil sales, including cash-settled derivatives: (c)
Natural gas sales	$208,835	$258,723		$436,785	$543,332
NGL sales	79,459	50,911		140,499	116,317
Oil sales	34,390	73,645		64,353	146,603
Total	$322,684	$383,279	-16%	$641,637	$806,252	-20%

Production of oil and gas during the periods (a):
Natural gas (mcf)	82,997,371	87,737,330	-5%	167,864,741	168,237,366	0%
NGL (bbl)	6,865,948	5,105,127	34%	12,840,682	10,464,403	23%
Oil (bbl)	849,538	1,089,417	-22%	1,693,879	2,228,377	-24%
Gas equivalent (mcfe) (b)	129,290,287	124,904,594	4%	255,072,107	244,394,046	4%

Production of oil and gas – average per day (a):
Natural gas (mcf)	912,059	964,146	-5%	922,334	929,488	-1%
NGL (bbl)	75,450	56,100	34%	70,553	57,814	22%
Oil (bbl)	9,336	11,972	-22%	9,307	12,311	-24%
Gas equivalent (mcfe) (b)	1,420,772	1,372,578	4%	1,401,495	1,350,243	4%

Average prices, including cash-settled hedges that qualify for hedge accounting before third party transportation costs:
Natural gas (mcf)	$1.50	$1.96	-23%	$1.59	$2.38	-33%
NGL (bbl)	$10.70	$8.02	33%	$9.63	$9.63	0%
Oil (bbl)	$31.74	$41.71	-24%	$25.89	$36.97	-30%
Gas equivalent (mcfe) (b)	$1.74	$2.07	-16%	$1.70	$2.39	-29%

Average prices, including cash-settled hedges and derivatives before third party transportation costs: (c)
Natural gas (mcf)	$2.52	$2.95	-15%	$2.60	$3.23	-20%
NGL (bbl)	$11.57	$9.97	16%	$10.94	$11.12	-2%
Oil (bbl)	$40.48	$67.60	-40%	$37.99	$65.79	-42%
Gas equivalent (mcfe) (b)	$2.50	$3.07	-19%	$2.52	$3.30	-24%

Average prices, including cash-settled hedges and derivatives: (d)
Natural gas (mcf)	$1.36	$2.00	-32%	$1.48	$2.28	-35%
NGL (bbl)	$5.67	$7.65	-26%	$5.24	$8.75	-40%
Oil (bbl)	$40.48	$67.60	-40%	$37.99	$65.79	-42%
Gas equivalent (mcfe) (b)	$1.44	$2.31	-38%	$1.49	$2.54	-41%

Transportation, gathering and compression expense per mcfe	$1.06	$0.76	39%	$1.03	$0.76	36%

(a) Represents volumes sold regardless of when produced.

(b) Oil and NGLs are converted at the rate of one barrel equals six mcfe based upon the approximate relative energy content of oil to natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

(c) Excluding third party transportation, gathering and compression costs.

(d) Net of transportation, gathering and compression costs.

RANGE RESOURCES CORPORATION

RECONCILIATION OF INCOME BEFORE INCOME TAXES AS REPORTED TO INCOME BEFORE INCOME TAXES EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	%	2016	2015	%

Loss before income taxes, as reported	$(354,424)	$(180,569)	-96%	$(490,172)	$(130,519)	276%
Adjustment for certain special items:
Loss (gain) on sale of assets	3,304	(2,909)		4,947	(2,734)
(Gain) loss on ARO settlements	6	(30)		8	(28)
Change in fair value related to derivatives prior to settlement	260,876	160,017		283,434	134,668
Abandonment and impairment of unproved properties	7,059	12,330		17,687	23,821
Impairment of proved property	—	—		43,040	—
Lawsuit settlements	403	398		1,324	734
Legal contingency	—	2,500		—	2,500
Memorial merger expenses	2,621	—		2,621	—
Termination costs	5	(17)		167	4,646
Termination costs – non-cash stock-based compensation	—	434		—	1,721
Brokered natural gas and marketing – non-cash stock-based compensation	378	619		894	1,125
Direct operating – non-cash stock-based compensation	696	654		1,284	1,540
Exploration expenses – non-cash stock-based compensation	371	751		1,061	1,483
General & administrative – non-cash stock-based compensation	15,443	15,953		26,556	27,033
Deferred compensation plan – non-cash adjustment	25,746	(7,282)		41,802	$(12,906)

(Loss) Income before income taxes, as adjusted	(37,516)	2,849	NM	(65,347)	53,084	-223%

Income tax expense, as adjusted
Current	—	—		—	—
Deferred (a)	(14,269)	611		(24,966)	19,910
Net (loss) income excluding certain items, a non-GAAP measure	$(23,247)	$2,238	NM	$(40,381)	$33,174	-222%

Non-GAAP (loss) income per common share
Basic	$(0.14)	$0.01	NM	$(0.24)	$0.20	-220%
Diluted	$(0.14)	$0.01	NM	$(0.24)	$0.20	-220%

Non-GAAP diluted shares outstanding, if dilutive	167,126	166,617		166,964	166,380

(a)  Deferred taxes are estimated to be approximately 38%.

NM = Not meaningful

RANGE RESOURCES CORPORATION

HEDGING POSITION AS OF JULY 13, 2016

(Unaudited) –

	Daily Volume	Hedge Price
Gas
3Q 2016 Swaps	793,261 Mmbtu	$3.21
4Q 2016 Swaps	800,000 Mmbtu	$3.23

2017 Swaps	330,000 Mmbtu	$2.94

2018 Swaps	70,000 Mmbtu	$2.92

Oil
3Q 2016 Swaps	6,000 bbls	$58.40
4Q 2016 Swaps	6,000 bbls	$58.40

2017 Swaps	2,496 bbls	$51.29

C2 Ethane
3Q 2016 Swaps	1,533 bbls	$0.22/gallon
4Q 2016 Swaps	1,533 bbls	$0.22/gallon

2017 Swaps	3,000 bbls	$0.27/gallon

C3 Propane
3Q 2016 Swaps	5,500 bbls	$0.60/gallon
4Q 2016 Swaps	5,500 bbls	$0.60/gallon
2017 Swaps	3,966 bbls	$0.53/gallon
C4 Normal Butane
3Q 2016 Swaps	4,750 bbls	$0.66/gallon
4Q 2016 Swaps	4,750 bbls	$0.66/gallon

2017 Swaps	500 bbls	$0.61/gallon
C5 Natural Gasoline 3Q 2016 Swaps	3,500 bbls	$1.11/gallon
4Q 2016 Swaps	3,500 bbls	$1.11/gallon

2017 Swaps	1,750 bbls	$0.97/gallon

NOTE:  SEE WEBSITE FOR OTHER SUPPLEMENTAL INFORMATION FOR THE PERIODS